FINANCIAL STATEMENT SCHEDULES

Schedule II - Valuation and Qualifying Accounts:
------------------------------------------------
Reserve deducted from assets:

Allowance for doubtful
 accounts receivable                        2000              1999
----------------------                      ----              ----
Beginning balance                         $ 25,465         $  10,465
Additions charged to expense               133,075            15,000
Write-off of accounts (1)                  (82,090)             -
                                          --------         ---------

Ending balance                            $ 76,450         $  25,465
                                          ========         =========


Allowance for doubtful
 notes receivable                           2000              1999
----------------------                      ----              ----
Beginning balance                         $200,932        $1,907,135
Additions charged to expense               345,000            74,119
Other additions and deductions,net (2)     275,268          (235,286)
Write-off of notes(1)                     (729,236)       (1,545,036)
                                          --------        ----------

Ending balance                            $ 91,964        $  200,932
                                          ========        ==========


(1) - Uncollectible accounts written off.

(2) - Purchase discount on Company-owned notes receivable which was reclassed to allowance for doubtful accounts and fully-reserved loans charged back from finance company (See Note 3d).

(3) - Restructuring agreement with a finance company (See Note 9)